Exhibit 99.3

                    [Letterhead of Willkie Farr & Gallagher]





June 7, 2002



VIA FACSIMILE
-------------

Stephen Fraidin, Esq.
Fried, Frank, Harris, Shriver & Jacobson
One New York Plaza
New York, New York  10004-1980

Charles Nathan, Esq.
Latham & Watkins
885 Third Avenue
Suite 1000
New York, New York  10022-4802

Re: Stock Purchase Agreement, dated as of January 15, 2002 (the "Purchase Agreement"), among XO Communications, Inc. (the "Company"), certain partnerships affiliated with Forstmann Little & Co. (collectively "Forstmann Little") and Telefonos de Mexico, S.A. de C.V. ("Telmex")
     --------------------------------------------------------------------

Dear Steve and Chuck:

I have your letter of June 6, 2002 requesting that the Company release your clients from their obligations under the Purchase Agreement.

While the Company recognizes that the parties' obligations to consummate the transactions contemplated by the Purchase Agreement are subject to various conditions, it must reject your assertion that it is "virtually impossible" that those conditions will ever be satisfied. To address each of your contentions in turn:

     o As you are well aware, on May 31, 2002 significant headway was made in fulfilling the condition relating to the absence of pending litigation when the Federal Court in Virginia dismissed with prejudice the many class action suits that had been brought there.

     o We know of no material adverse change in the Company's business or financial condition, which in any event would have to be tested by its future business performance through the closing date.

     o We expect to have in hand the agreements from the senior secured lenders in short order.

     o The previously stated positions of the bondholders or Carl Icahn are irrelevant to your clients' contractual obligations, since their support is not a condition under the Purchase Agreement.

     o Far from being an excuse for the investors not to close, the Company's "stated intention to file bankruptcy" is the very bankruptcy proceeding contemplated and required by Section 4.12 of the Purchase Agreement to deliver the agreed deal to the investors.

Your letter admits that the Purchase Agreement remains in full force and effect and states that Forstmann Little and Telmex (the "Investors") will continue to fulfill their obligations thereunder. We remind you that the Purchase Agreement requires each Investor to "use its reasonable best efforts to take, or cause to be taken, all further actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by the Agreement".

The Company expects that if the parties cooperate and take all further actions necessary to consummate the transactions contemplated by the Purchase Agreement, as they are required to do, the various conditions can be satisfied and the transactions can be consummated. There is simply no basis on which the Company could agree simply to terminate the Purchase Agreement as you request, without substantial consideration.

Very truly yours,

/s/ Jack H. Nusbaum

Jack H. Nusbaum

JHN/lb


cc:  Daniel F. Akerson
     Jay M. Goffman, Esq.
     Daniel H. Golden, Esq.